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Internal Revenue Service                            Department of the Treasury


Index Number:          0355.00-00, 0368.00-00       Washington, DC 20224

James R. Burke, Vice President                      Person to Contact:
Ceridian Corporation                                Kevin Shea, ID# 50-06578
3311 East Old Shakopee Road                         Telephone Number:
Minneapolis, MN 55425-1640                          202-622-7550
                                                    Refer Reply To:
                                                    CC:CORP:B05 - PLR 113953-00
                                                    Date:
                                                    November 7, 2000


Distributing     =        Ceridian Corporation (to be renamed Arbitron
                          Corporation)
                          EIN: 52-0278528
                          a Delaware corporation

Controlled       =        Newco, Inc. (to be renamed Ceridian Corporation)
                          EIN: applied for
                          a Delaware Corporation

State X          =        Delaware

Date A           =        March 31, 2000

Business R       =        the human resource management products and
                          services business

Business S       =        provides services to trucking companies,
                          truck stops and truck drivers in the long haul segment and the local fleet segment of the trucking industry

Business T       =        provides radio audience measurement information

Business R1      =        Ceridian Employer Services Payroll Service

Business R2      =        Ceridian Performance Partners

V                =        144,877,668

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Dear Mr. Burke:

           This is in response to a letter dated July 17, 2000, in which rulings were requested as to the federal income tax consequences of a proposed transaction. Additional information was submitted in letters dated September 8 and 14, and October 13, 2000. The facts submitted for consideration are substantially as set forth below.

           Distributing is a State X corporation which is engaged in three separate business lines: Business R, Business S, and Business T. Distributing directly operates Business T and Business R1 and Business R2 of Business R. As of Date A, Distributing has outstanding V shares of voting common stock, which is publicly traded

           Financial information has been submitted which indicates that each of Business R1 and R2 of Business R, and Business T has had group receipts and operating expenses representative of the active conduct of a trade or business for each of the past five years.

           According to taxpayer's submission, along with supporting documentation, the separation of Business T from Business R would positively affect the operations of each business, which are disparate on several levels. Distributing has experienced significant management and systemic problems by operating Business R and Business T in the same affiliated group. Once the businesses are separated Distributing and Newco will each be able to focus on its respective problems without the competing interests and concerns of the other business.

           After the transaction, no continuing relationship will exist between Distributing and Controlled such as common directors, officers, or key employees, the provision of goods or services by one to the other company, or commonly-owned property except that certain transitional services will be provided. This will involve services such as payroll and tax filing services and will be for a period of from 12 to 24 months.

           To accomplish the separation of Business T from Business R, Distributing proposes the following transaction:

           (i) Distributing will transfer to Controlled, a newly created State X corporation, all the assets and liabilities of Business R and Business S solely in exchange for voting common stock (which will be the only stock of Controlled outstanding).

           (ii) Distributing will distribute the Controlled stock, pro rata, to its shareholders.

           In connection with the transaction, it has been represented that:

           (a) Distributing and Controlled and their respective shareholders will each pay their own expenses, if any, incurred in connection with the transaction.


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           (b)      No part of the consideration distributed by Distributing is being received by a shareholder as a creditor, employee or in any capacity other than that of a shareholder of the corporation.

           (c) Following the transaction, Distributing and Controlled will each continue the active conduct of its business, independently and with its separate employees.

           (d) The distribution of the stock of Controlled is carried out for the following corporation business purpose: to enhance the success of Business R and Business T by enabling Distributing to resolve management, systemic and other problems that arise (or are exacerbated) by Distributing's operation of distinct businesses within a single corporation or affiliated group. The distribution of the stock of Controlled is motivated in whole or substantial part by this corporate business purpose.

           (e) Neither Distributing nor Controlled will elect to be treated as an S corporation under Section 1361 of the Internal Revenue Code for federal income tax purposes.

           (f) The total adjusted basis and the fair market value of the assets transferred to Controlled by Distributing each equals or exceeds the sum of the liabilities assumed (as determined under Section 357(d)) by Controlled.

           (g) The liabilities assumed (as determined under Section 357(d)) in the transaction were incurred in the ordinary course of business and are associated with the assets being transferred.

           (h) No intercorporate debt will exist between Distributing and Controlled at the time of, or subsequent to, the distribution of the Controlled stock.

           (i) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

           (j) The 5 years of financial information submitted on behalf of Distributing's Businesses R1 and R2 of Business R, and Business T is representative of its present operations and, with regard to such corporation, there have been no substantial operational changes since the date of the last financial statement submitted.

           (k) There is no plan or intention to liquidate either Distributing on Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation subsequent to the transaction, except in the ordinary course of business.


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           (l)      Only four shareholders hold 5 percent or more of
                    Distributing stock. These four are investment funds that hold their shares on behalf of other investors, no one of which individually holds an interest in the investment fund which represents a 5 percent or more interest in Distributing. There is no plan or intention by any shareholder who owns 5 percent or more of the stock of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing or Controlled, except in the ordinary course of business. The management of Distributing, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing, to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing or Controlled after the Distribution.

           (m) Payments made in connection with all continuing transactions, if any, between Distributing and Controlled (and entities in their respective groups) will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

           (n) There is no plan or intention by either Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30.

           (o) Immediately before the Distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany regulations. Further, any Distributing excess loss account that may exist with respect to the Controlled stock will be included in income immediately before Distribution.

           (p) After the transaction Controlled will issue stock options to purchase Controlled shares to its directors and officers and other employees. The total shares subject to stock options will be less than 20 percent of the outstanding stock of Controlled.

           Based on the information submitted and the representation set forth above, we hold as follows:

           (1) The transfer by Distributing of Business R and Business S assets to Controlled solely in exchange for common stock of Controlled and the assumption by Controlled of liabilities of Distributing, followed by the distribution of all the stock of Controlled to the shareholders or Distributing will constitute a reorganization within the meaning of ss. 368(a)(1)(D). Distributing and Controlled will each be "a party to a reorganization" within the meaning of
                    Section 368(b).


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           (2)      Distributing will organize no gain or loss upon the transfer of assets to Controlled in exchange for Newco stock and the assumption of liabilities (Sections 361(a) and 357(a)).

           (3) Controlled will recognize no gain or loss on the receipt of the assets in exchange for Controlled stock
                    (Section 1032(a)).

           (4) Controlled's basis in the assets to be received from Distributing will be the same as the basis of such assets in the hands of Distributing immediately prior to the transaction (Section 362(b)).

           (5) Controlled's holding period for the assets to be received will include the period during which such assets were held by Distributing (Section 1223(2)).

           (6) Distributing will recognize no gain or loss on the distribution of Controlled stock to Distributing shareholders (Section 361(c)(1)).

           (7) The shareholders of Distributing will recognize no gain or loss (and no amount will be included in their income) upon the receipt of Controlled stock (Section 355(a)(1)).

           (8) The aggregate basis of the Controlled stock and Distributing stock in the hands of the shareholders of Distributing immediately after the distribution will, in each instance, be the same as the aggregate basis of the Distributing stock held immediately prior to the distribution, allocated in proportion to the fair market value of each, in accordance with Section 1.358-2(a)(2) of the Income Tax Regulations (Section 358(b)).

           (9) The holding period of the Controlled stock to be received by the shareholders of Distributing will include the holding period of the Distributing stock with respect to which the distribution will be made, provided that such stock is held as a capital asset on the date of the distribution
                    (Section 1223(1)).

           (10) As provided in ss. 312(h), proper allocation of earnings and profits between Distributing and Controlled will be made under Section 1.312-10(a).

           No opinion is expressed about the tax treatment of the transactions under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above rulings.

           This ruling is directed only to the taxpayer who requested it.
Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.


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           A copy of this letter should be attached to the federal income tax returns of the taxpayers involved for the taxable year consummated.

           A copy of this letter has been sent to the taxpayer's authorized representative.


                                        Sincerely yours,

                                        Associate Chief Counsel (Corporate)



                                        By     /s/ Debra Carlisle
                                            ------------------------------------
                                        Debra Carlisle
                                        Chief, Branch 5


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